Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Johns Manville Employees 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Johns Manville Employees 401(k) Plan (the “Plan”) as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedules

The supplemental schedule of assets (held at end of year) as of December 31, 2024 and schedule of delinquent participant contributions for the year ended December 31, 2024, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

June 13, 2025

We have served as the auditor of the Plan since 2001.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2024 AND 2023

	2024	2023

ASSETS:

Participant-directed investments	$1,022,065,904	$891,464,874

Receivables:
Notes receivable from participants	25,672,540	22,104,060
Employer contributions	14,704,344	13,834,837

Total receivables	40,376,884	35,938,897

NET ASSETS AVAILABLE FOR BENEFITS	$1,062,442,788	$927,403,771

See notes to financial statements.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2024

2024

ADDITIONS:

CONTRIBUTIONS:
Participant contributions	$42,837,229
Rollover contributions	3,002,755
Employer contributions	28,694,163

Total contributions	74,534,147

INVESTMENT INCOME:
Dividends and interest	15,150,358
Net appreciation in fair value of investments	133,178,603

Total investment income	148,328,961

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	1,738,905

Total additions	224,602,013

DEDUCTIONS:
Benefits paid to participants	89,122,837
Administrative expenses, net of revenue sharing	440,159

Total deductions	89,562,996

INCREASE IN NET ASSETS	135,039,017

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	927,403,771

End of year	$1,062,442,788

See notes to financial statements.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024 AND 2023 AND FOR THE YEAR ENDED DECEMBER 31, 2024

1.	DESCRIPTION OF THE PLAN

General — The following description of the Johns Manville Employees 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan sponsored by Johns Manville Corporation (the “Plan Sponsor”) and offered through its wholly owned subsidiary, Johns Manville (the “Company”). The Plan provides eligible employees a convenient means for regular and systematic savings through pre-tax contributions, after-tax contributions and, effective January 1, 2024, Roth accounts. The Plan offers multiple investment options through Fidelity Management Trust Company (“Fidelity” or the “Trustee”), the trustee of the Plan, which administers, manages, and reports the Plan’s investment transactions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Investments — Participants direct the investment of their contributions into the various funds offered by the Plan. The Plan offers mutual funds, target date common collective trust funds and a unitized stock fund that includes Berkshire Hathaway Class B common stock (“Berkshire Common Stock”). Berkshire Hathaway Inc. is the ultimate parent company of Johns Manville Corporation.

Eligibility — All regular employees including full-time, part-time, interns, non-union hourly and union hourly employees at participating Company locations are eligible to become Plan participants on the first day of employment or immediately upon reemployment.

The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan 31 days following their dates of hire, unless they affirmatively elect not to participate in the Plan or make their own election. Automatically enrolled participants have their pre-tax deferral rate set at 3% of eligible compensation and their contributions are invested in the T. Rowe Price Retirement Date Trust that aligns with their projected year of retirement until changed by the participant.

Company Contributions — The Company contribution for salaried employees and non-union hourly employees is based on a 50% fixed match on the first 6% of pre-tax and/or Roth employee contributions up to a maximum of 3% of eligible compensation, plus up to 50% variable match on the first 6% of pre-tax and/or Roth employee contributions up to a maximum of 3% of eligible compensation based on the operating performance of the Company and management’s sole discretion. The Company may also, at its sole discretion, contribute an additional variable match of up to 1% of eligible compensation if the participant is contributing between 6% and 7% in pre-tax and/or Roth contributions.

The Company will make fixed matching contributions of 50% of the first 6% of pre-tax and/or Roth employee contributions up to a maximum of 3% of eligible compensation for union hourly employees. The Company may make variable matching contributions in a specified percentage (as agreed upon in each collective bargaining agreement) up to 50% of the first 6% of pre-tax and/or Roth employee contributions up to a maximum of 3% of eligible compensation. Such variable matching contributions are based upon the operating performance of the Company and management’s sole discretion. All employer contributions are based on negotiated rates within the collective bargaining agreements.

Company contributions of $14,704,344 and $13,834,837 related to the Company’s variable match were accrued for as of December 31, 2024 and 2023, respectively. Voluntary after-tax contributions, catch-up contributions and rollover contributions are not matched by the Company. The Company’s annual contribution made on behalf of any one employee is subject to certain maximums as specified in the Plan and the Internal Revenue Code (IRC). Beginning in 2025, the Internal Revenue Service (IRS) introduced an increased contribution limit (a catch-up contribution) specifically for employees that are or will be the ages of 60 to 63 within the 2025 calendar year.

Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans, which represents a rollover to the Plan. Contributions are subject to certain IRC limitations.

Contributions — Pre-Tax Contributions — Eligible employees may contribute to the Plan through a reduction in salary on a pretax and/or Roth basis from 1% to 75% of eligible compensation.

Contributions — After-Tax Contributions — Employees may elect to contribute 1% to 9% of eligible compensation on an after-tax basis regardless of the percentage of pretax and Roth contributions.

Contribution Limitations — Amounts invested by a participant in the Berkshire Hathaway Class B Unitized Stock Fund (Berkshire Fund), an investment option of the Plan that invests in Berkshire Common Stock cannot exceed 25% of their contributions or total value of their account.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution, the Company’s matching contribution, and allocations of the Company’s discretionary contributions, participant forfeitures and Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Participants may change their deferral percentage of authorized payroll deductions at any time in accordance with administrative notice requirements.

Vesting — Participant contributions and earnings thereon vest to the participant immediately. Company contributions and the earnings thereon vest 100% to the participant after three years of service.

Withdrawals — Active employees may take a distribution of their vested Company matching contributions according to the provisions of the Plan. Company matching contributions must have been in the Plan for at least 24 months or the member must have a minimum of five years participation to qualify for an in-service distribution. All other vested amounts (except those relating to participant pre-tax and conversion contributions and earnings thereon) may be withdrawn by the participant at any time subject to the maximum number of withdrawals available. For eligible contributions made to the Plan prior to July 1, 2010, participants can take up to four in-service withdrawals from their vested account balance in any plan year. For eligible contributions made to the Plan on and after July 1, 2010, participants can take “Extreme Hardship” withdrawal and one in-service withdrawal not due to “Extreme Hardship” from their vested account balance each calendar year. Employee pre-tax contributions and earnings thereon may not be withdrawn until the participant attains age 59-1/2, leaves the Company, or furnishes satisfactory proof of financial hardship. Rollover contributions are available for immediate withdrawal. Conversion contributions are not eligible for withdrawal. The minimum amount per non-hardship in-service withdrawal is $200. The Plan allows for payments from the Berkshire Fund to be distributed in shares of Berkshire Common Stock, in accordance with the participant’s election.

If a participant’s employment is terminated for reasons other than death, disability, or retirement, the participant forfeits any unvested Company contributions and applicable earnings. Participants with vested balances (excluding rollover contributions) greater than $7,000 can elect to defer distribution of their account until the minimum required distribution rules apply. All other participants cannot defer and are subject to a lump sum payout or rollover to Fidelity Individual Retirement account. If the participant dies before receiving a full distribution of their account, the vested portion must be distributed to the designated beneficiary no later than certain deadlines established by law.

Notes Receivable from Participants — Participants may borrow from their accounts a minimum of $1,000 up to a maximum of the lesser of one-half of the vested account balance or $50,000. The loans are secured by an assignment of a participant’s vested interest in the Plan, and bear interest at Reuter’s prime rate plus 1% as of the last business day of the month preceding the month in which the loan is processed. Principal and interest are paid ratably through payroll deductions or as a lump sum for the outstanding loan balance. Loan terms range from 1 to 5 years; however, terms may exceed 5 years for the purchase of a primary residence. As of December 31, 2024, participant loans have maturities through 2049 at interest rates ranging from 4.25% to 10%.

Forfeited Accounts — Forfeitures serve to reduce future contributions from the Company. As of December 31, 2024 and 2023, the forfeitures account balances were $618,871 and $221,524, respectively. During 2024, employer contributions were reduced by approximately $1,080,078 from forfeited nonvested accounts. If a participant is not rehired by the Company and does not make a withdrawal, the nonvested accounts will be forfeited after five years, or upon a total distribution if earlier. A participant who takes a total distribution and is subsequently rehired by the Company within five years has the option of repaying to the Plan, within five years of the reemployment date, cash in one lump-sum equal to the full amount received from the Plan at termination. If such repayment is made, the Company will restore to the participant’s account, the amounts previously forfeited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of the financial statements in conformity with GAAP requires Plan management to make estimates and assumptions that affect the amounts reported in these financial statements, including disclosures of contingent assets and liabilities. Actual results may differ from those estimates and assumptions.

Risks and Uncertainties — The Plan provides various investment options to participants. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Market risks include global events which could impact the value of investment securities, such as a pandemic or international conflict. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the value of the participants’ account balances and the amounts reported in the financial statements.

Investment Valuation and Income Recognition — Investments are stated at fair value. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for a description of the fair value methodology by investment type.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Contributions — Employee contributions and Company contributions are recorded when withheld and when earned, respectively.

Administrative Expenses — In general, as provided in the Plan document, all expenses incurred in connection with administering the Plan, including but not limited to legal, accounting, and consulting fees, will be paid by the Plan, at the discretion of the Johns Manville Benefits Committee, except to the extent such expenses are paid by the Company.

The Plan is permitted to require participants to pay certain fees in connection with the operation of the Plan from individual participant accounts. As a result, each participant’s account is charged an annual fee to help cover the cost of Plan administration. The annual fees were $47 per participant in 2024. The Plan also has a revenue-sharing agreement whereby certain investment managers return a portion of the investment fees to participants who hold investments in the funds generating the credits. For the year ended December 31, 2024, revenue credits of $8,777 were applied to individual participant accounts that invested in the funds generating the revenue credits.

In addition, the Plan periodically distributes float income ratably to all active participants. Float income results from funds that are held in short-term investment accounts by Fidelity pending distribution to individual participant accounts. The Plan held float income of $136,879 and $61,553, as of December 31, 2024 and 2023, respectively.

Payments of Benefits — Benefit payments to participants are recorded upon distribution. There were no participants who have elected to withdraw from the Plan, but have not yet been paid as of December 31, 2024 and 2023.

3.	FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurement, provides a framework for measuring fair value, and requires additional disclosures about fair value measurements. In accordance with ASC 820, the Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Asset Valuation Techniques - Maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The following is a description of the valuation methodologies used for assets measured at fair value.

Berkshire Fund - A separately managed account that is a unitized stock fund that operates similarly to a mutual fund, in that it is composed of stock, and a small percentage of cash or another short-term interest-bearing vehicle. The inclusion of cash provides liquid assets to allow for the daily processing of transfers, loans, and withdrawals. The value of a unit in a unitized stock fund is based on the Net Asset Value (NAV), which is the value of the underlying common stock and the cash piece held by the fund. The market value of the stock portion of the Berkshire Fund is based on the closing market price of the Berkshire Common Stock on the New York Stock Exchange multiplied by the number of shares held in the fund. The money market portion of the fund is cash and cash equivalents. The individual assets of a stock fund are considered separately as individual investments for accounting, auditing, and financial statement reporting purposes.

Mutual funds – Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Collective trust funds – Valued at the NAV of units of a collective trust. The NAV as provided by the trustee is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the Plan in order to ensure that securities liquidation will be carried out in an orderly business manner.

The following table sets forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis as of December 31, 2024.

                   Fair  Value Measurements as of December 31, 2024, Using

	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Berkshire Fund:

Common stock	$51,687,972	$-	$-	$51,687,972

Money market fund	2,238,600	-	-	2,238,600

Total Berkshire Fund	53,926,572	-	-	53,926,572

Mutual funds	355,157,312	-	-	355,157,312

Total	$409,083,884	$-	$-	$409,083,884

Investments measured at NAV:
Collective trust funds				612,982,020

Total investments				$1,022,065,904

The following table sets forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis as of December 31, 2023.

                   Fair  Value Measurements as of December 31, 2023, Using

	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Berkshire Fund:

Common stock	$40,450,951	$-	$-	$40,450,951

Money market fund	1,748,580	-	-	1,748,580

Total Berkshire Fund	42,199,531	-	-	42,199,531

Mutual funds	327,047,865	-	-	327,047,865

Total	$369,247,396	$-	$-	$369,247,396

Investments measured at NAV:
Collective trust funds				522,217,478

Total investments				$891,464,874

The valuation methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables for December 31, 2024 and 2023, set forth a summary of the Plan investments with a reported NAV.

	Fair Value	Redemption Frequency	Redemption Notice Period

2024

Collective trust funds	$612,982,020	Immediate	None

2023

Collective trust funds	$522,217,478	Immediate	None

There are no unfunded commitments, in addition, there are no other redemption restrictions related to the Plan’s holding of the various collective trust funds.

4.	FEDERAL INCOME TAX STATUS

The IRS has determined and informed the Company by a letter dated January 26, 2018, that the Plan and related trust was designed in accordance with the applicable regulations of the IRC requirements. The Plan has been amended since receiving the letter. The Plan Sponsor believes the Plan has maintained its tax-exempt status. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated by the Company, participant accounts would become fully vested. The assets of the Plan would be distributed to the participants based on their account balances. In addition, any previously forfeited amounts that had not been applied to reduce Company contributions would be credited ratably to the accounts of the participants remaining in the Plan at the time of such termination.

6.	RELATED-PARTY TRANSACTIONS AND EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds, a money market fund, and a common collective trust fund managed by Fidelity. Fidelity is the trustee and recordkeeper as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund within the Plan. The Plan also issues loans to participants, which are secured by the vested balances in the participants’ accounts.

The Berkshire Fund includes shares of Berkshire Hathaway Class B common stock issued by Berkshire Hathaway Inc., the ultimate parent of the Plan Sponsor. As of December 31, 2024 and 2023 the Berkshire Fund held 114,031 shares of the common stock with a cost basis of $17,843,183 and 113,416 shares of common stock with a cost basis of $16,329,871, respectively. During 2024 the Plan purchased 5,260 shares of common stock with a value of $2,209,545 and sold 4,645 shares with a value of $1,934,303. These transactions in the Berkshire Common Stock qualify as exempt party-in-interest transactions.

7.	NONEXEMPT PARTY-IN-INTEREST TRANSACTIONS

The Company remitted certain 2024 participant contributions and loan payments of $1,657,130 to the Trustee later than required by Department of Labor (DOL) Regulation 2510.3-102. The Company will pay the required excise tax on the transactions for Plan year 2024 by the applicable due date. In addition, participant accounts will be credited with the amount of investment income that would have been earned had the participant contributions been remitted on a timely basis.

SUPPLEMENTAL SCHEDULES

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

EIN 84-0856796

Plan Number: 005

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

	Identity of Issuer,		Description of Investment, Including
	Borrower, Lessor, or		Maturity Date, Rate of Interest, Collateral				Current
(a)	Similar Party	(b)	Par, or Maturity Value	(c)	Cost	(d)	Value

	Various plan participants*		Note receivable from participant (maturing through 2049 at interest rates of 4.25% - 10%)		**		$ 25,672,540
	Fidelity OTC Pool Class A*		Common/ Collective Trust		**		198,102,273
	T. Rowe Price Retirement 2005 F		Common/ Collective Trust		**		3,590,429
	T. Rowe Price Retirement 2010 F		Common/ Collective Trust		**		3,428,203
	T. Rowe Price Retirement 2015 F		Common/ Collective Trust		**		3,070,768
	T. Rowe Price Retirement 2020 F		Common/ Collective Trust		**		29,009,220
	T. Rowe Price Retirement 2025 F		Common/ Collective Trust		**		34,108,659
	T. Rowe Price Retirement 2030 F		Common/ Collective Trust		**		63,986,335
	T. Rowe Price Retirement 2035 F		Common/ Collective Trust		**		60,635,966
	T. Rowe Price Retirement 2040 F		Common/ Collective Trust		**		54,485,801
	T. Rowe Price Retirement 2045 F		Common/ Collective Trust		**		44,816,550
	T. Rowe Price Retirement 2050 F		Common/ Collective Trust		**		38,110,104
	T. Rowe Price Retirement 2055 F		Common/ Collective Trust		**		26,956,751
	T. Rowe Price Retirement 2060 F		Common/ Collective Trust		**		17,931,878
	T. Rowe Price Retirement 2065 F		Common/ Collective Trust		**		4,931,495
	American Century Mid Cap Value		Common/ Collective Trust		**		29,817,199
	Fidelity Managed Income Portfolio II CL3*		Common/ Collective Trust		**		389
	American Beacon Fund Small Cap Value R5		Registered Investment Company		**		7,849,098
	American Funds New World R6		Registered Investment Company		**		6,160,197
	Baillie Gifford International Alpha K		Registered Investment Company		**		18,772,781
	BlackRock Inflation Protected Institutional		Registered Investment Company		**		3,214,179
	Fidelity 500 Index*		Registered Investment Company		**		121,668,878
	Fidelity Low Priced Stock Fund K6*		Registered Investment Company		**		17,514,073
	Fidelity Mid Cap Index*		Registered Investment Company		**		14,687,235
	Fidelity Small Cap Index*		Registered Investment Company		**		12,004,264
	Fidelity Short-Term Bond Index*		Registered Investment Company		**		8,763,275
	Fidelity Total International Index*		Registered Investment Company		**		6,323,647
	Fidelity US Bond Index*		Registered Investment Company		**		9,419,902
	Janus Henderson Triton N		Registered Investment Company		**		19,160,870
	PIMCO High Yield Institutional Class		Registered Investment Company		**		10,224,404
	Dodge & Cox Income Class X		Registered Investment Company		**		14,364,440
	Vanguard Windsor II Fund Admiral		Registered Investment Company		**		38,916,103
	Vanguard Federal Money Market VMMR		Registered Investment Company		**		46,113,966
	Berkshire Hathaway B Unitized*		Berkshire Fund:
			Berkshire Hathaway Inc.
			Class B Common Stock		**		51,687,972
			Money Market Fund		**		2,238,600

			TOTAL				$1,047,738,444

* Exempt party-in-interest (Note 6).

** Cost information is not required for participant-directed investments and, therefore, is not included.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

EIN 84-0856796

Plan Number: 005

FORM 5500, SCHEDULE H, PART IV, QUESTION 4a — SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS FOR THE YEAR ENDED DECEMBER 31, 2024

Total that Constitute Nonexempt
	Prohibited Transactions			Total Fully
Corrected
	Contributions	Contributions	Contributions	Under VFCP
Participant Contributions	Not	Corrected	Corrected	and PTE
Transferred Late to the Plan	Corrected	Outside VFCP	thru VFCP	2002-51

Check here if late participant loan contributions are included. X

Certain participant contributions for employees were not timely funded as prescribed by D.O.L.
Regulation 2510.3-102. The various 2024 participant contributions were deposited on various dates in 2024.	$1,657,130	$-	$-	$-